Exhibit 10.1

PULSE BIOSCIENCES, INC.
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This second amendment (this “Amendment”) is entered into effective as of April 29, 2023 (the “Amendment Date”) by and between Kevin Danahy (“Executive”) and Pulse Biosciences, Inc. (the “Company,” and together with Executive, the “Parties”).

WHEREAS, the Parties entered into an employment agreement dated February 9, 2022 (as previously amended, the “Employment Agreement”);

WHEREAS, the Parties desire to amend certain provisions of the Employment Agreement related to Executive’s base compensation and bonus target;

NOW, THEREFORE, in considerations of the promises, mutual covenants, and above recitals, including Executive’s eligibility to receive substantially increased base compensation, the sufficiency of which is hereby acknowledged, Executive and the Company hereby agree as follows:

1.	Sections 3(a) and (b) of the Employment Agreement, titled “Compensation,” are hereby amended and restated in their entirety as follows:

“(a) Base Salary. During the Employment Term, the Company will pay Executive an annual salary of $450,000.00 as compensation for Executive’s services (the “Base Salary”). The Base Salary will be paid periodically (but not less frequently than bi-monthly) in accordance with the Company’s normal payroll practices and be subject to the usual required withholdings. Executive’s salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

(b) Annual Bonus. Executive will be eligible to receive an annual bonus of up to 88.88% of Executive’s base salary (the “Target Bonus”) less applicable withholdings, prorated for the period from the Start Date through the end of the Company’s fiscal year 2022, upon the attainment of annual designated corporate goals and milestones, in each case set and measured in the good faith discretion of the Board at a time consistent with the other executives of the Company. Executive’s eligibility, and the terms and conditions, for the Target Bonus will be documented and issued to Executive if and when approved by the Board. If awarded, the Target Bonus will be paid prior to the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which the Target Bonus is earned or (ii) March 15 following the calendar year in which the Target Bonus is earned, provided that the Employment Term extends through the date of payment.”

2.	Full Force and Effect. To the extent not expressly amended hereby, the Employment Agreement shall remain in full force and effect.

3.

Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.

4.	Governing Law. This Amendment will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, effective as of the Amendment Date.

PULSE BIOSCIENCES, INC.	EXECUTIVE

/s/ Robert Duggan	/s/ Kevin Danahy
By: Robert Duggan	By: Kevin Danahy
Its: Executive Chairman	Date: May 4, 2023
Date: May 4, 2023